Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 3rd QUARTER 2007 RESULTS

Highlights for Third Quarter 2007
•	Quarter-over-quarter sales improvement continues, as third quarter 2007 sales increased 10% to $56.3 million as compared to $51.2 million for the second quarter 2007, but were 11% lower than sales levels of $63.0 million for the third quarter of 2006.
•	The quarter-over-quarter sales growth was driven by strong increases in OEM undercarriage sales and sales of service parts and other items.
•	Third quarter 2007 EPS was $.13 compared to $.12 for the second quarter of 2007 and $.19 for the third quarter of 2006.
•	Strong cash flow from operations, including a $3.3 million reduction in inventory levels, increased cash 29% during the quarter to $34.0 million. ASV’s cash and investments totaled $48.3 million at September 30, 2007.
Grand Rapids, MN (November 2, 2007) — A.S.V., Inc. (Nasdaq: ASVI) today reported results for its third quarter ended September 30, 2007. Despite continued weakness in the U.S. housing market, net sales for the third quarter of 2007 increased 10% to $56.3 million, compared to $51.2 million for the second quarter of 2007. Net sales declined by 11% compared to $63.0 million for the third quarter of 2006. Net earnings for the third quarter of 2007 were $3.5 million compared to $3.3 million for the second quarter of 2007 and $5.1 million for the third quarter of 2006. Earnings per diluted share were $.13 for the third quarter of 2007 compared to $.12 for the second quarter of 2007 and $.19 per diluted share in the third quarter of 2006.
“It has now been over a year since the U.S. housing market began to show signs of weakness, and ASV sales and earnings have definitely been affected,” said ASV Chairman and CEO Dick Benson. “Economic forces are at work that will ultimately clear the overhang and return the industry to a level consistent with population demographics. The process will not create a lot of positive headlines in the near term, but this too shall pass. In the interim we are concentrating our sales efforts on diverse segments not affected by housing and diligently implementing strategic initiatives that strengthen our foundation.”
“Our goal has always been to come out of the trough as a stronger company than when we went in. By continuing to enhance internal business and production processes, fill key management positions, expand our geographic footprint and improve the capability of our dealer network, we are better positioned than ever to take full advantage of the cyclical upturn when it occurs. Our efforts remain concentrated on turning a short-term inconvenience into a significant longer-term advantage.”
Income Statement
ASV machines generated sales of $23.7 million (42.2% of net sales) for the third quarter of 2007, compared to $28.9 million for the second quarter of 2007 and $35.2 million for the third quarter of 2006. The quarter-over-quarter decline was driven by normal seasonal patterns and caution on the part of dealers to carry inventory. The year-over-year decline is a function of a significantly weaker U.S. housing construction industry in the current period.
For the third quarter of 2007, ASV’s OEM undercarriage sales, which include sales to both Caterpillar and

Vermeer, were $17.3 million (30.7% of net sales). This represents an increase of 91% compared to $9.1 million for the second quarter of 2007 and an increase of 24% compared to $14.0 million for the third quarter of 2006. The improvement in undercarriage sales reflects the return to more normal production levels for Caterpillar undercarriage products with the introduction of new models in the second quarter of 2007.
Sales from ASV’s subsidiary, Loegering Mfg. Inc., totaled $5.9 million (10.5% of net sales) in the third quarter of 2007 compared to $6.1 million in the second quarter of 2007 and $4.2 million for the third quarter of 2006. The 3% quarter-over-quarter decline was related to dealer caution and normal seasonal patterns. Loegering’s 40% year-over-year improvement reflects sales of the new QTSTM product, greater sales of the VTSTM product and greater sales of service parts. The QTS, which is a set of four rubber-track undercarriages that bolt on to the standard wheel hubs of larger construction equipment, was launched during the first quarter of 2007.
Sales of ASV’s service parts and other items were $9.3 million (16.6% of net sales) in the third quarter of 2007, up 29% compared to $7.2 million in the second quarter of 2007. This quarter-over-quarter improvement reflected an increase in both dealer orders and OEM blanket orders, and resulted in an overall parts sales level that was comparable to the third quarter 2006 figure of $9.6 million.
Gross margin for the third quarter of 2007 was 18.5% compared to 22.8% for the second quarter of 2007, and 22.0% for the third quarter of 2006. The decline in gross margin reflected a number of factors including: one-time costs resulting from the return and rework of a limited quantity of OEM undercarriage product which included overtime and freight; a greater concentration of lower gross margin products; increased use of sales incentive programs during the period; the effects of lower production throughput; and one-time production start-up costs as ASV began implementation of its new brand and nomenclature strategy. The rollout included several new product enhancements across all machine models, including major engineering upgrades to the RC-60 (now known as the “PT-60”).
Selling, general and administrative expenses were $5.5 million (9.9% of sales) during the third quarter of 2007 compared to $6.3 million (12.3% of sales) for the second quarter of 2007 and $5.8 million (9.2% of sales) for the third quarter of 2006. The quarter-over-quarter improvement reflects a reduction in short-term incentive compensation expense and lower stock option and advertising expenses. The year-over-year comparison reflects lower bad debt expense offset by personnel additions made during 2006 and 2007 to support the Company’s stated strategic priorities.
Research and development expenses for the third quarter of 2007 were $0.6 million, compared to $0.6 million for the second quarter of 2007 and $0.4 million for the third quarter of 2006. The year-over-year increase in R&D expenses reflects the addition in 2007 of engineering and product testing personnel to enhance new product development and improve product quality.
ASV’s effective income tax rate for the three months ended September 30, 2007 was 27.9%, compared to 36.7% for the same period in 2006. The decrease was due primarily to a net favorable settlement of an uncertain tax position during the third quarter of 2007 in the amount of $.5 million.
Balance Sheet
ASV’s cash and cash equivalents increased 29%, or $7.7 million, from the June 30, 2007 figure, finishing the third quarter of 2007 at $34.0 million. This increase reflects solid cash flow from operations, including a $3.3 million reduction in inventory, which helped offset an increase in accounts receivable during the quarter. ASV’s cash balance including short and long term investments was $48.3 million at September 30, 2007.

Accounts receivable as of September 30, 2007 were $51.2 million, up $1.6 million as compared to $49.5 million at June 30, 2007 reflecting a higher level of sales for the period, offsetting a lower number of days sales outstanding.
ASV’s overall inventory levels decreased 5% or $3.3 million during the third quarter of 2007 to $59.2 million compared to $62.5 million at June 30, 2007. The decrease in inventory during the quarter reflected the Company’s ongoing materials and inventory management efforts. For the third quarter of 2007, raw materials decreased $5.3 million to $44.9 million and finished goods increased $2.1 to $13.4 million. Year to date, ASV has trimmed $12.2 million or 17% from its December 31, 2006 inventory balance of $71.4 million.
2007 Guidance Revised
Commenting on the Company’s outlook for 2007, Benson stated, “When we first issued guidance for 2007 in December of last year, our internal model showed a weak first half, with sales benefiting from accelerating activity as the year progressed. While first half sales came in about as expected, it now appears the impact of the weakness in the U.S. housing market will continue for the remainder of 2007. Hence, our current expectations for 2007 sales and earnings are as follows:”
•	Sales for 2007 are now anticipated to be in the range of $200 to $210 million.

•	Diluted earnings per share for 2007 are now expected to be in the range of $.41 to $.47 per share.
Question and Answer
Q1:	What financial assumptions were made to develop the revised EPS figures?

A:	Management made the following assumptions to develop its revised 2007 EPS figure:
•	Gross margin in the range of 20.4% to 20.8%

•	SG&A expenses in the range of 11.4% to 11.8%

•	R&D expenses of 1.0% to 1.1%

•	Income tax rate: 35%

•	Fully diluted shares outstanding: 27.0 million
Q2:	Based on the revised guidance, what is ASV’s anticipated sales breakdown for 2007?

A:	ASV’s sales breakdown for 2007 is expected to be as follows:
•	ASV Machines to account for approximately 50% of total net sales

•	OEM Undercarriages to account for approximately 24.5% of total net sales

•	Loegering products to account for approximately 11.5% of total net sales

•	Parts and other to account for approximately 14% of total net sales
Q3:	Has there been any activity under the Company’s $50 million share buyback program?

A:	The Company did not buy back any stock during the third quarter for a number of reasons. We are constantly assessing the best use of our cash and have talked in the past about our strategic priority of growth through other Loegering-like acquisitions. The current soft markets can create additional buying opportunities for us, and the strength of our balance sheet and business model gives us the flexibility, even during markets such as these, to take advantage of such opportunities. While the Company remains committed to the long-term goals of the share buyback program, our priority in the near term is to balance this with a focus on strategic opportunities for growth.

Q4:	What is your current availability on machines?

A:	Depending on the model and configuration, our current machine availability ranges from 2 to 8 weeks.

Q5:	How many dealers did ASV add during the third quarter of 2007?

A:	ASV ended the third quarter of 2007 with 360 dealer storefronts, compared to 325 dealer storefronts at September 30, 2006. ASV experienced a net reduction of two dealer storefronts during the third quarter of 2007 as a result of the Company’s efforts to better align dealers with Company goals.

Q6:	Please provide an update on ASV’s international sales activity.

A:	For the third quarter of 2007, sales to non-U.S. dealers were $7.3 million or 13.0% of total net sales compared to $9.8 million or 15.5% of total net sales in the third quarter of 2006. We currently are the market share leader in Australia for rubber track loaders, and also have a presence in Canada, New Zealand, Dubai and Kuwait. However, we believe Europe now represents one of the most rapidly expanding markets for rubber track loaders and we are on track to have both our distribution partner selected and machines certified for the European market by year-end.

Q7:	What portion of total net sales was related to Caterpillar during the third quarter of 2007?

A:	Total net sales to Caterpillar for the third quarter of 2007 were $23.7 million.

Q8:	Could you provide an update on the Scout utility vehicle and the Gander Mountain (Nasdaq:GMTN) distribution alliance announced during second quarter 2007?

A:	On May 22, 2007 ASV announced a distribution alliance with Gander Mountain. Under the alliance Gander Mountain has exclusivity among outdoor sportsman retailers for the distribution of ASV’s SC-50 Scout tracked utility vehicle. ASV’s Scout is now available in ten Gander Mountain retail stores. An additional store is expected to be added during the fourth quarter of 2007. This is ASV’s first venture into retail sales. We are pleased with the level of exposure the Scout is getting and are constantly fine-tuning the sales process through this initial launch period. In addition to this, the Company recently showcased at its annual ASV dealer meeting over twenty new Scout attachments which are used for applications outside the construction channel. These applications include seismic core drilling, turf and vegetation management, fire fighting, vector control, snow removal and three-point agricultural attachments. We believe this broad array of work tools will help us further leverage the opportunities for this product.

Q9:	Please provide a breakdown of depreciation and capital expenditures for the third quarter of 2007.

A:	For the three months ended September 30, 2007 depreciation expense was $.8 million and capital expenditures were $.6 million.

Conference Call
A.S.V., Inc. will conduct a live webcast at 9 a.m. Central Time, Friday November 2nd to discuss its third quarter 2007 financial results. The call will be broadcast over the Internet and can be accessed at either ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab or http://www.wsw.com/webcast/cc/asv7/. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of the call will be available over the Internet shortly after its conclusion, and available telephonically one hour after its conclusion. The telephonic replay will be available through Monday, November 5th, and can be accessed by dialing 877-660-6853 and entering account number 273 and conference ID number 260152. The Internet replay will be available for 30 days and can be accessed at www.asvi.com or http://www.wsw.com/webcast/cc/asv7/ in the same manner as discussed above.
About ASV
A.S.V., Inc. designs, manufactures and sells rubber track machines and related components, accessories, and attachments. Its purpose-built chassis and patented rubber track undercarriage technology are unique and lead all rubber track loaders in innovation and performance. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in markets such as construction, landscaping, forestry and agriculture. The Company’s rubber track undercarriages are a primary component on Caterpillar© Multi Terrain Loaders and certain models of the Vermeer Manufacturing Company’s trencher and horizontal directional drill products. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. designs, manufactures and sells traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding A.S.V., Inc.’s future expected sales, earnings per share and geographic expansion of its dealer network are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including Caterpillar’s desire to continue purchasing undercarriage products from ASV; the state of the U.S. construction markets; ASV’s ability to successfully manufacture its machines; unanticipated delays, costs or other difficulties in the manufacture of its machines; unanticipated problems or delays experienced by Caterpillar or Vermeer relating to the manufacturing or marketing of their machines utilizing ASV undercarriage systems; market acceptance of ASV’s machines; deterioration of the general market and adverse economic conditions; ASV’s ability to successfully maintain and upgrade its dealer capability; ASV’s ability to obtain needed certifications to distribute its products in foreign markets; ASV’s ability to secure European distribution for its products; corporate developments at ASV; Caterpillar or Vermeer and ASV’s ability to realize the anticipated benefits from its relationships with Caterpillar and Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q for fiscal 2007, and its annual report on Form 10-K for the year ended December 31, 2006.
Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$56,260	$62,998	$153,786	$200,024

Cost of goods sold	45,833	49,143	122,135	152,869

Gross profit	10,427	13,855	31,651	47,155

Operating expenses:
Selling, general and administrative	5,546	5,817	18,023	16,564

Research and development	551	406	1,655	1,185

Operating income	4,330	7,632	11,973	29,406

Other income (expense)
Interest income	517	384	1,345	1,287

Other, net	20	12	76	22

Income before income taxes	4,867	8,028	13,394	30,715

Provision for income taxes	1,360	2,950	4,555	11,100

NET EARNINGS	$3,507	$5,078	$8,839	$19,615

Net earnings per common share — Diluted	$.13	$.19	$.33	$.72

Diluted weighted average shares	27,096,211	26,871,671	27,119,688	27,424,305

A.S.V., INC.
SALES BREAKDOWN

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

R-Series	42.2%	55.9%	51.8%	52.8%

OEM Undercarriages	30.7%	22.2%	22.4%	25.5%

Loegering	10.5%	6.6%	11.6%	9.9%

Parts and Other	16.6%	15.3%	14.2%	11.8%

TOTAL	100.0%	100.0%	100.0%	100.0%

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	September 30,	December 31,
ASSETS	2007	2006
CURRENT ASSETS
Cash & cash equivalents	$33,974	$17,090

Short-term investments	3,295	220

Accounts receivable, net	51,164	44,184

Inventories	59,216	71,384

Deferred income taxes	4,120	4,840

Other current assets	775	903

Total current assets	152,544	138,621

PROPERTY AND EQUIPMENT, net	28,600	29,342

LONG-TERM INVESTMENTS	11,041	14,155

OTHER NON-CURRENT ASSETS	364	313

INTANGIBLES, net	7,684	7,771

GOODWILL	8,386	8,386

Total assets	$208,619	$198,588

LIABILITIES & SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term liabilities	$22	$37

Accounts payable	12,013	11,517

Accrued liabilities — Warranties	4,699	5,894

Accrued liabilities — Other	3,020	2,582

Income taxes payable	153	686

Total current liabilities	19,907	20,716

LONG-TERM LIABILITIES, less current portion	32	40

INCOME TAXES PAYABLE	1,850	—

DEFERRED INCOME TAXES	2,065	1,630

SHAREHOLDERS’ EQUITY	184,765	176,202

Total liabilities & shareholders’ equity	$208,619	$198,588

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended September 30, 2007 and 2006
(Unaudited and in thousands)

	2007	2006
Cash flows from operating activities:
Net earnings	$8,839	$19,615
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	2,416	2,112
Amortization	87	77
Deferred income taxes	1,155	(480)
Stock-based compensation expense	2,045	2,198
Tax benefit from stock option exercises	375	1,200
Changes in assets and liabilities
Accounts receivable	(6,980)	(6,724)
Inventories	12,168	(13,724)
Other assets	77	282
Accounts payable	496	2,040
Accrued liabilities	(757)	1,515
Income taxes payable	(518)	(855)

Net cash provided by operating activities	19,403	7,256

Cash flows from investing activities:
Purchase of property and equipment	(1,674)	(9,030)
Purchase of short-term investments	(112)	(116)
Redemption of short-term investments	118	1,120
Redemption (purchase) of long-term investments	33	(6,175)

Net cash used in investing activities	(1,635)	(14,201)

Cash flows provided by financing activities:
Principal payments on long-term liabilities	(23)	(125)
Proceeds from exercise of stock options, net	627	1,538
Retirement of common stock	(1,488)	(10,051)

Net cash used in financing activities	(884)	(8,638)

Net increase (decrease) in cash and cash equivalents	16,884	(15,583)
Cash and cash equivalents at beginning of period	17,090	35,517

Cash and cash equivalents at end of period	$33,974	$19,934

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$3,543	$11,501

Transfer of investment from long-term to short-term	$3,081	$—

Adoption of FASB Interpretation 48	$1,850	$—